EXHIBIT 15.1

The Board of Directors and Stockholder

Federal Express Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-80001 and 333-86342-16 and Form S-4 No. 333-116772-06) of Federal Express Corporation and in the related Prospectuses, of our report dated September 21, 2004, relating to the unaudited condensed consolidated financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended August 31, 2004.

/s/ Ernst & Young LLP

Memphis, Tennessee

September 24, 2004